UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2015 (September 4, 2015)

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2015, Versar, Inc. (the “Versar”) entered into a Membership Interest Purchase Agreement by and among Versar, Johnson Controls Federal Systems, Inc. (“JCFS”) and Johnson Controls, Inc. (“JCI”) to acquire all of the membership interests of Johnson Controls Security Systems, LLC (“JCSS”), a Florida limited liability company. JCSS is a leading North American security system integrator exclusively serving the federal government by designing, installing, and supporting complex physical security, network security, and facilities management systems. The acquisition is expected to close on or about September 30, 2015, subject to the satisfaction of customary closing conditions, including the receipt of any required consents..

The maximum aggregate purchase price for the outstanding membership interests of JCSS is $20,046,300, which is comprised of: (i) $10,546,300 of cash paid at closing (the “Base Amount”); and (ii) up to $9,500,000 in contingent payments (the “Contingent Amount”). The Base Amount is subject to adjustment based on an agreed target working capital of JCSS as of the date of closing. The Membership Interest Purchase Agreement contains customary representations and warranties and requires the JCSS members to indemnify Versar for certain liabilities arising under the agreement, subject to certain limitations and conditions.

A copy of the Membership Interest Purchase Agreement is filed with this Report as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Membership Interest Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Membership Interest Purchase Agreement.

Item 7.01	Regulation FD Disclosure.

On September 9, 2015 Versar issued a press release announcing the acquisition of JCSS. The press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Membership Interest Purchase Agreement dated September 4, 2015, between Versar, JCSS, and the members of JCSS named therein.
99.1	Press Release issued on September 9, 2015 relating to the acquisition of Johnson Controls Security Systems, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 9, 2015	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel

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